EXHIBIT 10-P

                                   AGREEMENT

          THIS CONSULTING AGREEMENT (the "Agreement") is made as of the lst day of January, 1994, by and between GUARDSMAN PRODUCTS, INC.
("Guardsman"), and PAUL K. GASTON ("Mr. Gaston").

                                    PREAMBLE

          Since his graduation from law school in 1959, Mr. Gaston has engaged in the private practice of law specializing in corporate law and serving as an advisor to his corporate clients on varied subjects, including operational and financial issues. Mr. Gaston has served as a member of the Board of Directors of Guardsman since 1986. As a result of his service to Guardsman and other companies and his experience, Mr. Gaston has acquired knowledge and developed expertise concerning Guardsman, the industry in which Guardsman operates and Guardsman's Board of Directors. Recognizing the merits of an experienced outside director serving as Chairman of the Board of Directors and consistent with Guardsman's desire to maintain a pro-active Board of Directors, Guardsman desires to retain the services of Mr. Gaston to serve as a consultant to the Board of Directors and, if so elected by the stockholders or Board, in the capacity of Board Chairman; and Mr. Gaston has agreed to enter into a consulting agreement with Guardsman upon the terms and conditions set forth in this Agreement.

          ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

     1. Duties of Mr. Gaston. Mr. Gaston agrees to serve Guardsman, if so elected by the stockholders or Board of Directors of Guardsman, as a Director and as Chairman of the Board of Directors of Guardsman. As Chairman, Mr. Gaston agrees to preside over meetings of the Board of Directors and stockholders and to participate on any committees of the Board of Directors to which he may be appointed. He will serve as the communication link between management and the Board and the Chief Executive Officer will report to him as the Board's representative.

          Mr. Gaston also agrees to serve Guardsman by providing Guardsman with his advise and counsel with respect to the formulation of policy and business strategy for Guardsman. He shall promote constructive relations between Guardsman and its stockholders and shall participate with the President and Chief Executive Officer in the general oversight of the business and operations of Guardsman to the extent requested by the President and Chief Executive Officer or the Board of Directors. Mr. Gaston shall report to the Board of Directors. Mr. Gaston agrees to use his reasonable best efforts to discharge all his responsibilities hereunder. The amount of time devoted by Mr. Gaston to his duties shall be within the discretion of Mr. Gaston.





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     2.  Term of Agreement.  The term of this agreement shall be reviewed annually by the parties but unless modified or extended by mutual agreement, or terminated in accordance with Section 4 hereof, will continue for a period of three (3) years (it being acknowledged that Mr. Gaston resigned his position as a partner in his law firm on the understanding that the arrangement would continue for a period of three (3) to five (5) years).

     3. Consulting Fee. In consideration of Mr. Gaston's engagement hereunder, Mr. Gaston shall receive an annual consulting fee in the amount of One Hundred Seventy Thousand Dollars ($170,000). A portion of the annual consulting fee shall be paid in the form of cash compensation and a portion of the annual consulting fee shall be paid in the form of deferred compensation. At its annual meeting in November, the Organization/Compensation Committee of the Board of Directors shall determine the portion of annual consulting fee to be allocated to cash compensation and the portion to be allocated to deferred compensation for the subsequent year, for so long as this Agreement remains in effect. The allocation of the consulting fee between cash compensation and deferred compensation for 1994 is set forth below.

          3.1 Cash Compensation. Cash compensation shall be payable in equal monthly installments on or before the last day of each month. Mr. Gaston's base compensation for 1994 shall be in the amount of Ninety Thousand Dollars ($90,000).

          3.2  Deferred Compensation.

               3.2.1 Amount of Deferred Compensation. Deferred compensation shall be credited and paid in accordance with this Section 3.2. Except as otherwise provided in the event of early termination under Section 4, Mr. Gaston's deferred compensation for 1994 shall be in the amount of Eighty Thousand Dollars ($80,000).

               3.2.2  Crediting of Deferred Compensation.
          Deferred compensation amounts shall be credited to a deferred compensation account established by Guardsman for such purpose in equal monthly installments on or by the last day of each month. Amounts credited to the deferred compensation account and not yet paid to Mr. Gaston shall earn, and Guardsman shall credit the deferred compensation account on or by the last day of each month, with a monthly compounded rate of return equal to the greater of seven percent (7%) or the published rate of return for United States Government 30-year Treasury Bonds, until such time as the balance of all deferred compensation has been paid to Mr. Gaston. Guardsman may set aside or segregate assets





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          for the purpose of crediting the account, or funding
          the payment of deferred compensation hereunder, but shall not be required to segregate any assets for this purpose or for any other purpose. The deferred compensation amounts shall not be represented by any specific assets of Guardsman, but shall merely be an unsecured promise by Guardsman to make future payments to Mr. Gaston, as set forth herein.

               3.2.3  Payment of Deferred Compensation.
          Guardsman and Mr. Gaston agree that the payment of all deferred compensation shall be deferred and paid in accordance with this Agreement and that Mr. Gaston shall have no right to receive any deferred compensation in advance of the payment schedule set forth in this Agreement. Upon the expiration of the term of this Agreement, Guardsman shall pay Mr. Gaston the balance of the deferred compensation account in equal monthly installments on or by the last day of each month. Guardsman shall have the option to make monthly payments of deferred compensation over a period of no less than thirty-six (36) months and no more than sixty (60) months.

          3.3 Director Compensation. In addition to the consulting fee provided for in this Section 3, all regular compensation related to Mr. Gaston's continued participation as a member of Guardsman's Board of Directors and related committees shall continue, including but not limited to annual retainer, board of director meeting fees and committee meeting fees.

     4. Termination of Engagement. This Agreement and Mr. Gaston's engagement by Guardsman may be terminated prior to the expiration of the stated term of this Agreement as follows:

          4.1 Automatic Termination Upon Death. This Agreement shall terminate automatically upon the death of Mr. Gaston. For purposes of this Agreement, Mr. Gaston's death shall be deemed to have occurred on the last day of the month in which his death occurs. Guardsman shall continue to pay compensation pursuant to Paragraph 3 above, for the period of three (3) months following the date of death. Guardsman shall have the option to remit unpaid deferred compensation in one payment or in monthly installments over a period of no less than thirty-six (36) months and no more than sixty (60) months.









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          4.2  Termination by Mr. Gaston or Guardsman for Disability.
     If Mr. Gaston shall be unable to substantially perform the duties described in Paragraph 1 above for a period of four (4) successive months by reason of illness or other similar incapacity or disability, this Agreement may be terminated as of the end of any calendar month following such four months by Guardsman, based upon a determination that Mr. Gaston is disabled and by notice in writing to that effect to Mr. Gaston. Mr. Gaston can terminate this Agreement in the same circumstances by presenting his resignation in writing to Guardsman. Any determination as to whether Mr. Gaston is disabled shall be made by a licensed physician selected by agreement of Guardsman and Mr. Gaston or, if they cannot agree upon a physician, then by a majority of a panel of three (3) licensed physicians, one selected by Guardsman, one selected by Mr. Gaston, and the third selected by the first two.

          4.3  Termination by Mr. Gaston or Guardsman by Notice.
     While it is the general understanding of the Parties that service hereunder will continue for a period of three (3) to five (5) years from the date hereof, either Mr. Gaston or Guardsman may terminate this Agreement by providing sixty (60) days' written notice to the other. Termination of this Agreement by Guardsman under this Section 4.3 may be at will, with or without cause. Upon termination under this Section 4.3 by Guardsman, Guardsman shall pay Mr. Gaston all earned and unpaid cash and deferred compensation in accordance with Section 3 and a lump sum severance equal to one year's consulting fee ($170,000). All rights of Mr. Gaston to receive any further compensation or benefits from Guardsman under this Agreement shall thereupon terminate.

          4.4 Termination by Guardsman for Cause. The Board of Directors may terminate this Agreement and Mr. Gaston's engagement at any time for "cause". For purposes of this Agreement, cause shall mean the following: (i) any material breach by Mr. Gaston of any material provision of this Agreement, which breach continues for thirty (30) days after written notice to Mr. Gaston specifying the breach and demanding substantial performance by Mr. Gaston; or (ii) any wilful action by Mr. Gaston, that is intended to have a materially adverse effect on the best interests of Guardsman. Upon termination under this
     Section 4.4, Guardsman shall pay Mr. Gaston any earned and unpaid base compensation forthwith and all unpaid deferred compensation when due as provided herein.

               For purposes of this Section 4.4, no act or failure to act on Mr. Gaston's part shall be considered "wilful" unless done, or omitted to be done, by Mr. Gaston not in good faith and without reasonable belief that his action or omission was in the best interests of Guardsman. Notwithstanding the foregoing, Mr. Gaston shall not be deemed to have been terminated for Cause


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     unless and until:  there shall have been delivered to him a copy of a notice of termination on behalf of the Board of Directors of Guardsman; and after reasonable notice to him and an opportunity for him, together with counsel, to be heard before the Board, and at least two-thirds of the entire Board of Directors finds, in their reasonable opinions, that Mr. Gaston was guilty of conduct set forth above in clause (i) or (ii) and specifying the particulars thereof in detail.

     5. Certain Undertakings Upon Termination. Upon the termination of Mr. Gaston's engagement with Guardsman, either by expiration of the term of this Agreement or by termination pursuant to Section 4, Mr. Gaston shall deliver to Guardsman all materials (including without limitation product formulations or information, customer and price information, sales and manufacturing information, business plans, memoranda, specifications and drawings, and all other documents or information) relating to Guardsman as are in Mr. Gaston's possession. Mr. Gaston agrees that, forever afterward, he will not disclose to any third party any secret or confidential information concerning Guardsman. In addition, Mr. Gaston shall not, on behalf of himself or any other third party, solicit or approach any employee of Guardsman for the purpose of attempting to induce such employee to terminate his or her employment. The obligations of Mr. Gaston under this Section 5 shall survive the Termination of this Agreement.

     6. Director Benefits Not Affected. Notwithstanding anything herein to the contrary, termination of this Agreement shall not affect Mr. Gaston's status as a Director or his Director benefits including his Director's retirement plan and any unexercised stock options he may hold.

     7. Representations and Covenants of Mr. Gaston. Mr. Gaston represents and covenants and agrees to perform and abide by the following covenants for a period coinciding with the term of this Agreement:

          7.1 No Conflicts. Mr. Gaston represents that he is not a party to any agreement or under any obligation that will conflict with the terms of this Agreement or prevent him from carrying out Mr. Gaston's responsibilities under this Agreement.

          7.2 Confidential Information. Mr. Gaston further covenants and agrees that he shall not, from the date of this Agreement and forever afterward, without the prior approval of Guardsman, use or disclose to any person, firm, corporation or other entity any proprietary, secret or confidential information of Guardsman, including, but not limited to product formulations or information, customer and price information, sales and manufacturing information, business plans, memoranda, specifications and drawings and all other documents or information, but excluding information within the public domain or which comes within the public domain in the future through no act or fault of Mr. Gaston.




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     8.  Independent Contractor.  Mr. Gaston and Guardsman agree that Mr.
Gaston is an independent contractor, is not an employee of Guardsman and shall not be entitled to any employee benefits. As an independent contractor, Mr. Gaston shall be responsible for the following so long as this Agreement remains in effect: (i) maintaining his own records of expenses; (ii) paying self-employment taxes, income taxes and other applicable taxes and assessments; and (iii) complying with all applicable local, state and federal laws relating to any of Mr. Gaston's duties under this Agreement.

     9. Reimbursement of Expenses. Guardsman will reimburse Mr. Gaston for all out-of-pocket expenses reasonably incurred by Mr. Gaston in the performance of his duties under this Agreement, in accordance with Guardsman's expense reimbursement policy, upon receipt of a signed itemized accounting of expenditures from Mr. Gaston containing such information as Guardsman may reasonably require. Reimbursable expenses shall include only those that are incurred solely to benefit Guardsman, such as trips taken exclusively for the business purposes of Guardsman. Except for Mr. Gaston's membership dues for the Rotary Club of Grand Rapids and the Economic Club of Grand Rapids, or such other membership dues as approved by the Board of Directors in accordance with Guardsman's best interest, which Guardsman agrees to reimburse, Guardsman will have no obligation to reimburse Mr. Gaston for any club membership dues or fees. Mr. Gaston may hire employees to assist with Mr. Gaston's duties under this Agreement or otherwise but any such employees will not be employees of Guardsman but rather will be employees of Mr. Gaston and Guardsman will have no obligation to reimburse Mr. Gaston for any costs associated with employees hired by Mr. Gaston.

     10. Designation of Beneficiary. Mr. Gaston shall from time to time designate primary and successor beneficiaries by an executed document delivered to the Secretary of Guardsman. If no such written beneficiary designation is in existence, or if the designated beneficiaries predecease Mr. Gaston, any payments hereunder shall be made to the personal representative of Mr. Gaston.

     11. No Assignment of Deferred Compensation. The right to receive any deferred compensation under this Agreement may not be sold, assigned, transferred, pledged, or encumbered by Mr. Gaston, Mr. Gaston's beneficiaries, or any other person.

     12. No Fiduciary Relationship. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall be construed as creating a trust of any kind, an escrow agreement of any kind, or a fiduciary relationship between Guardsman and Mr. Gaston, or Mr. Gaston's beneficiaries. Mr. Gaston or his beneficiary shall have no greater rights with respect to this Agreement than those of a general unsecured creditor of Guardsman.

     13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan applicable to contracts made and to be performed in the State of Michigan.


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     14.  Binding Effect; Benefits.  All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the beneficiaries, heirs and legal representatives of Mr. Gaston and the successors and authorized assigns of Guardsman. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein.

     15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of Mr. Gaston and Guardsman in respect of the matters set forth herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof or to Mr. Gaston's engagement with Guardsman. No representation, promise, inducement or statement of intention has been made by Guardsman or Mr. Gaston that is not embodied in this Agreement or in the documents referred to in this Agreement and neither Guardsman or Mr. Gaston shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     16. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms hereof may be waived only by a written instrument executed by Mr. Gaston and Guardsman and approved by Guardsman's Board of Directors. The failure of Guardsman at any time to require performance of any provision of this Agreement shall in no manner affect the right of Guardsman at a later time to enforce the same. No waiver of any condition or the breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of that condition or the breach of that term or any other term set forth herein.

     17. Severability. Any provision or clause hereof which shall be found to be contrary to law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed in such event as if the unenforceable provision, or clause hereof, were absent from this Agreement.

     18. Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

     19. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when and if personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, by Federal Express or other overnight courier or by telecopy, and properly addressed as follows:








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          To Guardsman:  Chairman - Organization/Compensation Committee
                         c/o Guardsman Products, Inc.
                         3033 Orchard Vista Drive
                         P.O. Box 1521
                         Grand Rapids, Michigan  49501

          With a Copy to
          Guardsman:     Guardsman Products, Inc.
                         3033 Orchard Vista Drive, S.E.
                         Post Office Box 1521
                         Grand Rapids, Michigan  49501

                         Attention:  President and Chief Executive Officer

          To Mr. Gaston: Paul K. Gaston
                         256 Gracewood Drive, S.E.
                         Grand Rapids, Michigan 49506

or at such other address as any party may by like notice designate to the other in writing.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              GUARDSMAN PRODUCTS, INC.


                              By /s/ K. Kevin Hepp
                                 K. Kevin Hepp
                                 Director and Chairman of the
                                  Organization/Compensation Committee of
                                  the Board of Directors

                                                                     "Guardsman"


                          And by /s/ Paul K. Gaston
                                 Paul K. Gaston

                                                                    "Mr. Gaston"














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